Exhibit 99.1

FOR IMMEDIATE RELEASE

Stacy Roughan Director, Investor Relations IHOP Corp. 818-637-3632

IHOP CORP. APPOINTS GILBERT RAY TO ITS BOARD OF DIRECTORS

GLENDALE, Calif., December 10, 2004 – IHOP Corp. (NYSE: IHP) today announced the appointment of Mr. Gilbert T. Ray to the Company’s Board of Directors, effective December 9, 2004.  Mr. Ray fills the Board vacancy made available by the retirement of IHOP’s former director, Neven C. Husley in May 2004.  The addition of Mr. Ray brings the total number of IHOP Board members to nine, eight of whom are independent directors.

Mr. Ray is a retired partner of O’Melveny & Myers LLP.  For more than 28 years, he practiced corporate law, and has extensive experience with conventional corporate and tax exempt transactions as well as international finance.

Larry Alan Kay, IHOP’s Chairman of the Board of Directors, said, “We are pleased to welcome Gil to IHOP’s Board of Directors.  His strong background in corporate governance and extensive experience advising and serving on corporate boards can only make our board of directors stronger and more effective.”

Mr. Ray currently is a member of the Boards of Advance Auto Parts Company, Diamond Rock Hospitality, St. John’s Health Center Foundation, Season Series Fund and SunAmerica Series Trust, Watson Wyatt & Company, Sierra Monolithics, Inc., Automobile Club of Southern California and The John Randolph Haynes and Dora Haynes Foundation.

He is the recipient of numerous awards including the Greater Los Angeles African American Chamber of Commerce’s Fred Snowden Humanitarian Award and the NAACP Legal Defense Fund’s Civil Rights Advocate of the Year Award.

IHOP Corp.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. Offering more than 16 types of pancakes, as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are operated and franchised by Glendale, California based IHOP Corp.  As of September 30, 2004, the end of IHOP’s third quarter, there were 1,168 IHOP restaurants in 48 states and Canada.  IHOP is publicly traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.